Exhibit 99.1

United Airlines, Inc.

Flying Together Story

May 31, 2023

After more than three decades with our company, Gerry Laderman, Executive Vice President and Chief Financial Officer, has announced his plan to retire from United Airlines in 2024. Gerry has had a storied career here and is among our industry’s most transformational leaders of the past quarter century.

Gerry will remain in the CFO role until his successor is appointed later this year and then will serve as EVP, Finance until his expected retirement in September 2024.

United will soon launch an extensive external search for a successor and the fact that Gerry will stay on into 2024 will help support a seamless transition. During this transition period, Gerry will continue to support the execution of our United Next growth strategy and related aircraft acquisition and financing arrangements.

“There’s no doubt, Gerry is one of the people responsible for putting us on a path towards becoming the biggest and best airline in the history of aviation,” said Scott. “Throughout his 35-year career, Gerry has been at the forefront of creating modern aircraft finance. He started by leading the effort to create the first EETC financing for new aircraft and that move not only made all our future aircraft purchases possible, but it has also been copied by airlines everywhere in the world. More recently, Gerry gave United a head start on pandemic planning in 2020 by leading the team that arranged $2 billion in financing right as the world shut down and then a first-of-its-kind $6 billion financing later that summer using the Mileage Plus Program as collateral (again, our competitors all copied Gerry’s innovation). Gerry followed that up by negotiating the largest airline narrow body order in history and then the largest widebody order in history. Gerry has had a great career and a very productive and busy last three years as our CFO. It’s an understatement to say that he has had an indelible impact on our company and our industry - but he’s also been a trusted counselor, strategic partner, and a terrific friend to me. He will be missed by me and everyone who has the honor of working with Gerry all these years. I know our employees join me to thank him for all his contributions to United and wish him nothing but the best in retirement.”

“It has been an honor to be part of the most creative and forward-thinking team in aviation,” said Gerry. “We’ve accomplished great things together and I’m so appreciative of everyone I’ve had the privilege to work alongside all these years. I’m incredibly proud to have helped transform United into an industry leader and while I will miss the daily interaction with my friends, I can’t wait to see what new heights you’ll soar to next.”

Prior to becoming CFO, Gerry served as Senior Vice President Finance, Procurement and Treasurer at United. And from 2001 to 2010, he was SVP of Finance and Treasurer for Continental. Gerry started his career in aviation as outside counsel to Continental at the law firm of Hughes Hubbard & Reed before joining Continental’s former parent company, Texas Air Corporation in 1988 as Senior Director Legal Affairs, Finance and Aircraft Programs.